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--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES: PENDING
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
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1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                                                                X   Director             10% Owner
   MEAGHER, MARK J.                             ON2 TECHNOLOGIES, INC.    (ONT)                ----                 ----
---------------------------------------------------------------------------------------------   X   Officer (give        Other
    (Last)        (First)        (Middle)    3. I.R.S. Identification   4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Day/Year                    below)       below
                                                Person, if an entity                          Executive Vice President and
                                                (voluntary)                                   Chief Financial Officer
   145 HUDSON STREET                                                       SEPTEMBER 2002     ------------------------------------
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original   _X_Form filed by One Reporting Person
                                                                           (Month/Year)       ___Form filed by More than One
   NEW YORK, NY 10013                                                                            Reporting Person
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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of   2. Trans-                 3. Trans-     4. Securities Acquired (A)      5. Amount of      6. Owner-     7. Nature
   Security      action                    action        or Disposed of (D)              Securities        ship          of In-
   (Instr. 3)    Date                      Code          (Instr. 3, 4 and 5)             Beneficially      Form:         direct
                                           (Instr. 8)                                    Owned at end      Direct        Bene-
                 (Month/                                                                 of Month          (D) or        ficial
                 Day/                      ------------------------------------------    (Instr. 3         Indirect      Owner-
                 Year)                                               (A) or               and 4)           (I)           ship
                                           Code    V       Amount    (D)     Price                         (Instr. 4)    (Instr. 4)

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   Common Stock  09/06/2002                 P              10,000     A     $0.13/share  100,000           D
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   Common Stock  09/09/2002                 P              10,000     A     $0.13/share  100,000           D
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   Common Stock  09/10/2002                 P              10,000     A     $0.17/share  100,000           D
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   Common Stock  09/10/2002                 P               5,000     A     $0.18/share  100,000           D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                   SEC 1474 (8-02)

                              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
                              CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
                              DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security     2. Conver-   3. Trans-                4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action                   tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date                     (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                                 posed of (D)             (Month/Day/
                                       Deriv-       Day/                                   (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security


                                                                          --------------------------------------  ----------------
                                                                                                                  Date     Expira-
                                                                                                                  Exer-    tion
                                                                           Code    V        (A)        (D)        cisable  Date
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7. Title and Amount of Under-       8. Price   9. Number         10. Owner-     11. Nature
   lying Securities                    of         of Deriv-          ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative              Form           direct
                                       ative      Securi-            of De-         Bene-
                                       Secur-     ties               rivative       ficial
                                       ity        Bene-              Secu-          Own-
                                       (Instr.    ficially           rity:          ership
                                       5)         Owned              Direct         (Instr. 4)
   -----------------------                        at end of          (D) or
   Title         Amount or                        Month              Indi-
                 Number of                        (Instr. 4)         rect (I)
                 Shares                                              (Instr. 4)
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Explanation of Responses:






                                                                            /s/ Mark J. Meagher                September 10, 2002
                                                                          -----------------------------------  ------------------
**Intentional misstatements or omissions of facts constitute                **Signature of Reporting Person           Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                              Page 2
                                                                                                                     SEC 1474 (8-02)
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